UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2017

LIQUIDITY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-51813 (Commission File Number)	52-2209244 (IRS Employer Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C., 20036
(Address of principal executive offices)  (Zip Code)

(202) 467-6868
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On September 26, 2017, the Company announced Mr. Gardner Dudley, President, Capital Assets Group of Liquidity Services, Inc. (the “Company”) will leave the Company, effective October 2, 2017 (the “Termination Date”) to pursue other interests. Mr. James M. Rallo will assume his duties as President, Capital Assets Group, in addition to his current responsibilities as President, Retail Supply Chain Group.

On September 25, 2017, Liquidity Services, Inc. (the “Company”) entered into a Severance Agreement and General Release (the “Severance Agreement”) with Mr. Dudley. The Severance Agreement becomes irrevocable on October 3, 2017. Pursuant to the terms of the Severance Agreement, and after the Severance Agreement becomes irrevocable, Mr. Dudley will receive a severance package including, among other things, a lump-sum cash payment of $336,419, less applicable taxes and withholdings.

In addition, the Severance Agreement includes Mr. Dudley’s agreement to release the Company from all liability in connection with his employment with and separation from the Company. The Severance Agreement also has a covenant obligating Mr. Dudley not to compete with the Company for a period of 12 months following the Termination Date, and reaffirms his rights under the terms of the Company’s Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan to exercise vested, unexercised options for the 12-month period following the Termination Date. Mr. Dudley’s unvested options and restricted shares will be forfeited as of the Termination Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.

(Registrant)

Date: September 26, 2017	By:	/s/ Mark A. Shaffer
	Name:	Mark A. Shaffer
	Title:	VP, General Counsel & Corporate Secretary

3